VCIC                                      For additional information contact:
                                          G.S. Donovan (630) 789-4900
                                          K.K. Duttlinger (630) 789-4900

                 VISKASE COMPANIES, INC. ANNOUNCES AGREEMENT
                    TO RESTRUCTURE ITS 10.25% SENIOR NOTES

WILLOWBROOK, ILLINOIS, July 16, 2002 - Viskase Companies, Inc. (the "Company") today announced that it has executed a restructuring agreement with an Ad Hoc Committee of the Company's 10.25% Senior Notes due December 1, 2001 (the "Senior Notes") for the restructuring of the Senior Notes. Under the terms of the proposed restructuring, the Company's wholly owned operating subsidiary, Viskase Corporation, will be merged with and into the Company with the Company being the surviving corporation. The outstanding Senior Notes would be exchanged for new Senior Secured Notes (the "New Notes") and shares of Series A Preferred Stock (the "Preferred Stock") to be issued by the Company on a basis of $367.96271 principal amount of New Notes (i.e., $60,000,000) and 126.82448 shares of Preferred Stock (i.e., 20,680,000 shares or 94% of the preferred stock) for each $1,000 principal amount of Senior
Notes.

Under the proposed restructuring, the Company will continue to provide an uninterrupted supply of products and services to customers worldwide. Trade creditors and vendors will be totally unaffected and will continue to be paid in the ordinary course of business, and the Company's employees will be paid all wages, salaries and benefits on a timely basis.

The New Notes would bear interest at a rate of 8% per year, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in principal amount of New Notes for the first three years (pay-in-kind). Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in principal amount of New Notes (pay-in-kind). Thereafter, interest will be payable in cash. The New Notes would mature on December 1, 2008.

The New Notes would be secured by a first lien in the assets of the Company, post-merger. The New Notes will be subject to subordination of up to $25 million for a secured working capital credit facility for the Company.

The Preferred Stock will pay a 6% cumulative dividend. Its holders will vote on an as-converted basis on all matters together with the Company's common stockholders. The Preferred Stock will have a liquidation preference of $5.00 per share and will be convertible into common stock at any time at a price of $.20 per share. Upon conversion, the Preferred Stock would represent about 97% of the common stock. Accrued but unpaid dividends, at time of conversion, will be convertible into common stock upon the same basis. At the Company's option, the Preferred Stock would be automatically converted into common stock on the same basis in connection with a public offering of securities by the Company of not less than $50 million.
Dividends on the Preferred Stock would be payable in cash to the extent the Company is legally, contractually and financially able to pay dividends.

Under the proposed restructuring, 1.32 million shares of Preferred Stock (or upon the request of Company management, options to purchase 1.32 million shares of Preferred Stock), representing 6% of the Preferred Stock, will be reserved for Company management. Such shares or options will be subject to a vesting schedule with acceleration upon the occurrence of certain events.

The proposed exchange offer would be subject to acceptance by holders of 100% of the outstanding Senior Notes, unless waived by the Company and approved by the Ad Hoc Committee. The Ad Hoc Committee members, holding in the aggregate approximately 54% of the Senior Notes, have agreed to accept the proposed exchange offer. The exchange offer would include a solicitation for a Chapter 11 plan for the Company. If less than 100% of the outstanding Senior Notes accept the exchange offer but sufficient Senior Notes are exchanged to satisfy the voting requirements for acceptance of a Chapter 11 plan, the Company will commence a voluntary Chapter 11 proceeding and submit a Chapter 11 plan containing substantially the terms set forth in the exchange offer. In the event the exchange offer is consummated through a bankruptcy proceeding, the Company's common stock will be canceled and new common stock will be issued, 94% to the holders of Senior Notes and 6% to the Company's management. Holders of old common stock would receive warrants to purchase shares of new common stock equal to 2.7% of the Company's common stock. Assuming all warrants are exercised, holders of the Senior Notes would receive approximately 91.5% of the new common stock and approximately 5.8% would go to the Company's management. Thus, the consideration received by all noteholders would be substantially the same regardless of whether the proposed restructuring occurs pursuant to an exchange offer or prepackaged Chapter 11 plan.

Upon completion of the proposed restructuring the Board of Directors of the Company would be reconstituted to consist of five members, including the Company's Chief Executive Officer and four other persons designated by the Ad Hoc Committee.

The members of the Ad Hoc Committee have agreed to support the proposed restructuring, including exchanging their Senior Notes and take such other reasonable actions as necessary to consummate the proposed restructuring. In addition, the members of the Ad Hoc Committee have agreed not to transfer (other than to another member of the Ad Hoc Committee or an affiliate of a member) their shares of Preferred Stock for a period of two years after the exchange offer is completed. For a period of one year thereafter, the Company would have a right of first refusal to either purchase or designate a purchaser for shares of Preferred Stock to be transferred by a member of the Ad Hoc Committee to a person other than another member of the Ad Hoc Committee or their affiliates.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and nylon casings used in the preparation and packaging of processed meat products.

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